Exhibit 99.1

For Immediate Release

Contact:

William W. Ranson

Senior Vice President and CFO

804-273-1160

wranson@1capitalbank.com

First Capital Bancorp, Inc.

Reports Results for the Second Quarter of 2009

July 21, 2009, Glen Allen, Virginia. First Capital Bancorp, Inc. (the “Company”) (NASDAQ symbol: FCVA), the bank holding company for First Capital Bank (the “Bank”), today reported results for the second quarter and six months ended June 30, 2009.

First Capital Bancorp, Inc. announced today, a net loss of $731 thousand or $0.29 per diluted share for the three months ended June 30, 2009, compared to net income of $386 thousand for the same period in 2008. The net loss for the first six months of 2009 totaled $629 thousand or $0.26 per diluted share compared to net income of $801 thousand for the six months ended June 30, 2008.

John Presley, Managing Director and CEO of First Capital Bancorp, Inc., stated, “While we are encouraged by positive trends in net interest income, decreased funding cost and reductions in nonperforming assets and delinquencies, we continue to be cautious in our view of the economy and the effects on the portfolio.”

A number of factors contributed to the decrease in second quarter earnings and year-to-date earnings compared to the same period in the prior year:

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$220 thousand in merger costs incurred in the second quarter of 2009 in the proposed merger with Eastern Virginia Bankshares, Inc. (“EVB”). The combined company (pending shareholder and regulatory approval) will have $1.6 billion in total assets and 32 branches in the central Virginia market.

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$429 thousand ($283 thousand after tax) increase in the second quarter of 2009 and $491 thousand year-to-date increase in FDIC premiums including the special assessment ($226 thousand) in the second quarter of 2009 as compared to the comparable periods in 2008.

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$785 thousand ($518 thousand after tax) or 253.2% increase in the loan loss provision in the second quarter of 2009 as compared to the second quarter of 2008. While nonperforming assets have decreased since the first quarter and delinquencies have remained manageable, the economic recession has impacted our asset quality resulting in an addition to the allowance for loan losses.

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$74 thousand ($49 thousand after tax) increase in the second quarter of 2009 and $132 thousand year-to-date increase in Professional services as compared to the comparable periods in 2008. Increased legal fees are primarily related to the resolution of various problem loans.

Nonperforming assets totaled $6.0 million at June 30, 2009 down from $8.2 million at March 31, 2009. Nonperforming assets consisted of nonaccrual loans of $2.9 million and other real estate owned of $3.0 million, represented 1.2% of assets at June 30, 2009 down from 1.7% of assets as of March 31, 2009 and 1.5% of assets as of December 31, 2008. There was one loan 90 days past due and still accruing at June 30, 2009 totaling $146 thousand. Total loans more than thirty days delinquent and still accruing, decreased from 1.29% at December 31, 2008 to 0.85% at June 30, 2009. Nonperforming assets totaled $81 thousand at June 30, 2008. The majority of nonperforming assets are secured by and relate to real estate.

Loans charged-off totaled $130 thousand during the second quarter of 2009 as compared to no charge-offs in the quarter ended June 30, 2008. The allowance for loan losses stood at 1.55% as of June 30, 2009 compared to .93% at June 30, 2008 reflecting the banks concern about continued deterioration of the economy and the potential effect on the bank’s customers and loan portfolio. The provision for loans losses was $1.1 million in the second quarter of 2009 and $1.3 million for the six months ending June 30, 2009 as compared to $310 thousand and $635 thousand in the respective periods of the previous year. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential and commercial real estate, and adjust the allowance for loan losses accordingly.

Net interest margins improved to 2.51% for the quarter ended June 30, 2009 from 2.38% for the quarter ended March 31, 2009 primarily due to a 49 basis point drop in total funding cost since December 31, 2008 which is partially offset by excess liquidity averaging $28 million earning an average of only 16 basis points (Fed funds rate of return). Funding costs are anticipated to continue to decrease through the remainder of the year in the current rate environment. For the second quarter of 2008, the net interest margin was 2.96%.

Strategically, the Bank has been focused on increasing deposits (specifically DDA growth) at a level beyond loan growth and has been successful in accomplishing this strategic goal. The Company’s liquidity position remains strong.

Net interest income increased 6.1%, or $168 thousand compared to the second quarter of 2008. Interest income increased $395 thousand, or 6.7%, which includes $70 thousand decline in dividends on FHLB Stock and federal funds sold income. Interest expense increased $227 thousand as deposit increases more than offset rate decreases. The average rate on interest bearing deposits decreased from 4.01% for the second quarter of 2008 to 3.38% for the quarter ended June 30, 2009 as deposits increased from $288.2 million at June 30, 2008 to $386.5 million at June 30, 2009.

Noninterest expense increased $994 thousand or 49.0% for the three months ended June 30, 2009 as compared to the same period in 2008. The largest increases in noninterest expense occurred in FDIC assessments ($429 thousand for the three months ended June 30, 2009 and $491 for the first six months of 2009) due to the special assessment and increases in the rate of the assessment. Merger costs of $220 thousand have been incurred in the proposed merger with EVB, representing legal, accounting and other due diligence costs. Other expenses increased $173 thousand over the second quarter of 2008 primarily in OREO expenses ($80 thousand for the second quarter of 2009) associated with the foreclosed property owned by the Company.

Total assets at June 30, 2009 were $492.3 million, up $95.8 million, or 24.2%, from total assets at June 30, 2008. Average loans of $384.0 million for the second quarter of 2009 were up 17.5% compared to $326.8 million for the second quarter of 2008. Average deposits of $378.7 million for the quarter ended June 30, 2009 reflect an increase of 32.5% compared to $285.8 million in the same quarter of 2008. The Company’s capital position remains strong as the Company exceeded all regulatory capital requirements to be well capitalized.

On April 3, 2009, the Company announced that it had signed a definite merger agreement with EVB. The combined company (pending shareholder and regulatory approval) will have $1.6 billion in total assets and 32 branches in the central Virginia market. Bob Watts, President and CEO of First Capital Bank, stated, “The strategic alliance between EVB and First Capital Bank will provide tremendous opportunities for our shareholders, employees and customers as we continue to build the premier bank in central Virginia.”

The Company currently operates seven branches in WestMark, Chesterfield Towne Center, at the James Center in downtown, Richmond, near Willow Lawn on Staples Mill Road, Bon Air in Chesterfield County, in Ashland, and 7100 Three Chopt Road near Patterson Avenue.

Forward-Looking Statements

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Selected Operating Data:

Interest income	$6,265	$5,870	$12,139	$11,893
Interest expense	3,360	3,133	6,696	6,355

Net interest income	2,905	2,737	5,443	5,538
Provision for loan losses	1,095	310	1,310	635
Noninterest income	207	199	387	371
Noninterest expense	3,022	2,028	5,372	4,033

Income before income tax	(1,005)	598	(852)	1,241
Income tax expense	(274)	212	(223)	440

Net (loss) income	$(731)	$386	$(629)	$801

Less: Preferred dividends	$135	$—	$135	$—

Net (loss) income available to common shareholders	$(866)	$386	$(764)	$801

Income per share
Basic	$(0.29)	$0.13	$(0.26)	$0.27

Diluted	$(0.29)	$0.13	$(0.26)	$0.27

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Balance Sheet Data:

Total assets	$—	$—	$492,277	$396,462
Loans, net	—	—	383,293	332,409
Deposits	—	—	386,545	288,221
Borrowings	—	—	58,385	70,328
Stockholders’ equity	—	—	45,418	35,278
Book value per share	$—	$—	$11.81	$11.87
Total shares outstanding	—	—	2,971,171	2,971,171

Asset Quality Ratios
Allowance for loan losses	—	—	$6,045	$3,129
Nonperforming assets	—	—	5,978	81
Net charge-offs	—	—	326	(5)
Allowance for loan losses to total loans	—	—	1.55%	0.93%
Nonperforming assets % of total loans & OREO	—	—	1.52%	0.02%
Net charge-off to average loans	—	—	0.09%	0.00%

Selected Performance Ratios:
Return on average assets	-0.60%	0.40%	-0.27%	0.43%
Return on average equity	-6.41%	4.39%	-3.13%	4.56%
Net interest margin	2.51%	2.96%	2.45%	3.06%

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